EXHIBIT 99.1



     Immediate Release         Southern California         January 27, 2000

PRESS RELEASE

PageOne Business Productions, LLC. Pacific Palisades, CA (www.invbank.com), financial consultant to JETCO, Inc. announced today that JETCO has merged with AmeriStar, Corp. (a Nevada corporation). The new name selected for the merged companies will be InTec, Inc.

InTec, Inc. has focused on the opportunity of providing government and multi-national corporations with the most advanced Information Technology products and services, and intends to match that with investments in entrepreneurial companies in the early stages of developing and commercializing cutting edge technologies. The significant difference InTec will bring to these companies is an active participation by senior management in the development of the marketing, financing and operating strategies and a distribution capacity in the Information Technology sector unique to InTec, Inc. This business model is not, with rare exceptions, currently utilized by business incubators and venture capitalists.

Senior executives of InTec, Inc. have identified a number of companies that are at the forefront of developed sophisticated technologies in the fields of computer hardware and software, telephony and medical technologies, many of which utilize the Internet for communication with the marketplace.

InTec, Inc. has received a funding commitment through an assignment from AmeriStar Network, Inc. (Symbol: AMWK; Webpage at www.ameristarnetwork.com) of a commitment by a private investor to invest $65 million in InTec, Inc. for the contemplated acquisitions, investment capital and operating capital. The merger and assignment of the funding commitment was negotiated by PageOne and JETCO's President, Mr. George A. Todt. Mr. Todt stated, "This business combination is another example of matching capital with Internet-powered entrepreneurs, but with seasoned executives and a clear distribution strategy usually missing from early stage companies." InTec, Inc. will operate as an affiliate of AmeriStar Network, Inc. and will be managed by a team of senior executives with extensive experience in early stage company development and growth.

This press release may contain forward-looking statements. Forward-looking statements are subject to risks and uncertainties, including the risk factors listed in the company's reports filed with the Securities and Exchange Commission that could cause actual results to differ materially from those projected.

Contact: Betsy Rowbottom
         Vice President
         PageOne Business Productions, LLC
         310.230.6101